Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ARMOUR Residential REIT, Inc. on Form S-3 (Nos 333-178473 and 333-173682) and Form S-8 (No 333-175712) of our report dated March 9, 2011, on our audit of the consolidated financial statements as of December 31, 2010 and for each of the years in the two-year period ended December 31, 2010 which report is included in this Annual Report on Form 10-K  to be filed on or about March 6, 2012.

/s/ EISNERAMPER LLP

New York, New York
March 6, 2012